Exhibit 10(BB)

FIRST AMENDMENT TO
THE SCOTTS COMPANY
EXECUTIVE ANNUAL INCENTIVE PLAN

     WHEREAS, The Scotts Company (“Scotts”) sponsors The Scotts Company Executive Annual Incentive Plan (the “Plan”); and

     WHEREAS, on March 18, 2005 (the “Effective Time”), Scotts consummated the restructuring of Scotts’ corporate structure into a holding company structure by merging Scotts into a wholly-owned second-tier Ohio limited liability company subsidiary, The Scotts Company LLC (the “Company”), pursuant to the Agreement and Plan of Merger, dated as of December 13, 2004 (the “Merger Agreement”), by and among Scotts, The Scotts Miracle-Gro Company (“Scotts Miracle-Gro”) and the Company; and

     WHEREAS, in connection with and as a result of the merger of Scotts into the Company, the Company assumed, as of the Effective Time, the Plan and all obligations and liabilities of Scotts thereunder;

     NOW, THEREFORE, effective as of March 18, 2005, the Plan is amended as follows to reflect the Company’s assumption of the Plan:

          1. The title of the Plan is amended to be “The Scotts Company LLC Executive Annual Incentive Plan.”

          2. Section 5, part (c) of the Plan is amended and restated to read, in its entirety, as follows:

The Compensation and Organization Committee of The Scotts Miracle-Gro Company’s Board of Directors (the “Compensation and Organization Committee”) is responsible for approving changes in the Plan, to include:

          i. Changes in Plan design;

          ii. Changes in the payout of percentage;

          iii. Additions or deletions of eligible associates;

          iv. Adjustments, if any, reflecting individual performance of the Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents; and

          v. Payouts to all Participants.

     The Compensation and Organization Committee shall review the operation of the Plan and, if at any time the continuation of the Plan or any of its provisions becomes inappropriate or inadvisable, the Compensation and Organization Committee shall recommend to the Company’s managing member that the Plan be suspended or withdrawn. In addition, the Compensation and Organization Committee shall have the right to modify incentive formulas to reflect unusual circumstances.

The Company reserves to itself the right to suspend the Plan, to withdraw the Plan, and to make substantial alterations in Plan concept, subject to approval by the Compensation and Organization Committee.

     IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on this 6th day of May, 2005, to be effective as of March 18, 2005.

THE SCOTTS COMPANY LLC
By: /s/ Christopher L. Nagel Print Name: Christopher L. Nagel Title: EVP and Chief Financial Officer